                                                                  EXECUTION COPY

                              STOCKHOLDER AGREEMENT

         This Stockholder Agreement ("Agreement") is entered into effective for all purposes as of September 23, 1996, by and between CLARCOR Inc., a Delaware corporation ("Parent"), and the undersigned (the "Stockholder", and together with the other persons who execute agreements in the same form as this Agreement, the "Signatory Stockholders").

         WHEREAS, Parent, CUAC Inc., an Ohio corporation and wholly-owned subsidiary of Parent ("Sub"), and United Air Specialist, Inc., an Ohio corporation (the "Company"), are simultaneously entering into an Agreement and Plan of Merger, (the "Merger Agreement"), pursuant to which Sub will merge with and into the Company (the "Merger"); and

         WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have required that each of the Signatory Stockholders enter into, and each of the Signatory Stockholders has agreed to enter into, this Agreement or an agreement in the same form as this Agreement (together, the "Stockholder Agreements"); and

         WHEREAS, the Board of Directors of the Company has, prior to the execution of the Merger Agreement and the Stockholder Agreements, approved the Merger Agreement, the Merger and this Agreement;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

                                    ARTICLE 1
                           AGREEMENT TO SUPPORT MERGER

         Section 1.1 Voting. The Stockholder hereby agrees that, during the term that this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, the Stockholder shall vote (or cause to be voted) all voting Shares (as defined in Section 2.1) held of record (or beneficially) by the Stockholder:

         (a)  in favor of the Merger and the adoption of the Merger Agreement;

         (b) against any action or agreement that would result in a breach of any covenant, representation or warranty, or any other obligation or agreement, of the Company under the Merger Agreement; or

         (c) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement):

                  (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries (as defined in the Merger Agreement);

                  (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries;

                  (iii) any change in the Board of Directors of the Company;

                  (iv) any change in the present capitalization of the Company or any amendment to the Company's Articles of Incorporation or By-laws;

                  (v) any change in the Company's corporate structure or business; or

                  (vi) any other action that is intended, or that could reasonably be expected, to impede, interfere with, delay, postpone or discourage, or adversely affect the contemplated economic benefits to Parent of the Merger and the actions or transactions contemplated by the Merger Agreement or this Agreement.

The Stockholder further agrees that the Stockholder will not enter into any agreement or understanding with any person or entity prior to the termination of this Agreement that is in any manner inconsistent with the provisions of this
Section 1.1.

                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIEs

         Section 2.1 Representations and Warranties. The Stockholder hereby represents and warrants to Parent as follows:

         (a) Ownership of Shares. The Stockholder is the record and beneficial owner of the number of shares of Common Stock, without par value, of the Company ("Common Stock"), as set forth on Schedule A hereto (the "Existing Shares" and, together with any shares of Common Stock acquired by the Stockholder hereafter and prior to the termination of this Agreement, whether upon exercise of options, conversion of convertible securities, purchase, exchange or otherwise, the "Shares"). On the date hereof, the Existing Shares constitute all of the shares of Common Stock owned of record or beneficially by the Stockholder. Except as described on Schedule A attached hereto, the Stockholder has sole voting power and sole power of disposition, sole power to demand an appraisal of any Existing Shares entitled to appraisal pursuant to Section 1701.85 of the Ohio General Corporation Law and sole power to engage in the actions set forth herein, including those set forth in Article 3 hereof, in each case with respect to all of the Existing Shares, with no restrictions on such rights except pursuant to the terms of this Agreement.

        (b) Power; Binding Agreement. The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's properties or assets are or may be bound, including, without limitation, any trust agreement, voting agreement, irrevocable proxy, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms. There is no beneficiary, or holder of a voting trust certificate or other interest, of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby with respect to any Existing Shares. If the Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, each person having community property rights in the Shares, enforceable against such person in accordance with its terms.

         (c) No Conflicts. Except pursuant to the Securities Exchange Act of 1934, as amended, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority or any other person (or entity) is necessary for the execution of this Agreement by the Stockholder and the performance by the Stockholder of the actions contemplated hereby. Neither the execution and delivery of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby nor compliance by the Stockholder with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's properties or assets are or may be bound or (ii) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to the Stockholder or any of the Stockholder's properties or assets.

         (d) No Adverse Claims. The Shares and the certificates representing such Shares are now and at all times during the term of this Agreement will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising under this Agreement.

         (e) No Brokers. No broker, investment banker, financial advisor or other person is entitled to receive from the Company or any subsidiary any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based on arrangements made by or on behalf of the Stockholder.

        (f) Material Reliance. The Stockholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in material reliance upon the Stockholder's execution and delivery of this Agreement.

         (g) No Intention to Dispose. The Stockholder has no plan or intention to, directly or indirectly, sell, exchange, or otherwise dispose of, reduce the risk of loss by short sale or otherwise, or enter into any contract or other arrangement with respect to, or consent to, the sale, exchange or other disposition of any interest in any shares of Parent Common Stock (as defined in the Merger Agreement) received pursuant to the Merger. The Stockholder acknowledges that the Stockholder is giving this representation to enable Graydon, Head & Ritchey and Sidley and Austin to opine that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code and further recognizes that significant adverse tax consequences might result if such representation is not true. The Stockholder understands and agrees that, in connection with the Merger, the Stockholder will give written notice to the Company and Parent in the event that, at the Effective Time of the Merger (as defined in the Merger Agreement) there is any change in any of the representations of the Stockholder set forth in this Section 2.1(g).

                                    ARTICLE 3
                        CERTAIN COVENANTS AND AGREEMENTs

         Section 3.1 Certain Covenants of Stockholder. Except in accordance with the terms of this Agreement, during the term of this Agreement, the Stockholder hereby covenants and agrees as follows:

         (a) No Solicitation. (i) The Stockholder will immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted heretofore by the Stockholder with respect to any Takeover Proposal. As used in this Agreement, "Takeover Proposal" means any tender offer or exchange offer for 20% or more of the outstanding shares of Common Stock or any proposal or offer for a merger, consolidation, amalgamation or other business combination involving the Company or its subsidiaries or any equity securities (or securities convertible into equity securities) of the Company, or any proposal or offer to acquire in any manner a 20% or greater equity or beneficial interest in, or a material amount of the assets or value of, the Company or its subsidiaries, other than pursuant to the transactions contemplated by the Merger Agreement.

         (ii) The Stockholder will not, and will not permit any of the Stockholder's representatives or agents to, directly or indirectly, (A) solicit, initiate or (excluding any action referred to in clauses (B) and (C) of this sentence) encourage or take any action to facilitate the making of, any offer or proposal that constitutes or that is reasonably likely to lead to any Takeover Proposal, (B) participate in any discussions (other than as necessary to clarify the terms and conditions of any unsolicited offer, including any financing or other contingencies and other relevant facts with respect thereto) or negotiations regarding any Takeover Proposal (other than with the Stockholder's legal counsel, other Signatory Stockholders or officers or directors of the

Company) or (C) furnish to any person (other than Parent or its representatives) any nonpublic information or nonpublic data regarding the Company. The Stockholder will notify Parent or officers or directors of the Company orally and in writing of any such inquiries, offers or proposals to the Stockholder (including the terms and conditions of any offer or proposal and the identity of the person making any inquiry, offer or proposal) as promptly as possible and in any event within 24 hours after receipt thereof.

         (b) Restriction on Transfer; Proxies and Non-Interference; Restriction on Withdrawal. The Stockholder shall not, directly or indirectly:

                  (i) except pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (or in any other way reduce the Stockholder's risk of ownership in), or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of (or in any other way reduce the Stockholder's risk of ownership in), any or all of the Shares or any other equity securities of the Company or any interest therein;

                  (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares into any voting trust or enter into any voting agreement with respect to any Shares; or

                  (iii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Agreement.

         (c) Waiver of Appraisal Rights. The Stockholder hereby waives any and all rights of appraisal or rights to require the Company to purchase any of the Shares that the Stockholder may have under the Ohio General Corporation Law.

         Section 3.2 Certain Agreements with Respect to Shares for Purposes of Rule 145. If the Stockholder may be deemed to be an "affiliate" of the Company pursuant to Rule 145 under the Securities Act of 1933, as amended, the Stockholder has delivered, or agrees to deliver to the Parent prior to the closing of the Merger, an Affiliate Agreement in the form previously approved by the parties to the Merger Agreement with respect to the Shares and future transactions with respect to Parent Shares by the Stockholder ("Affiliate Agreement"). Each representation of the Stockholder made in Section 2.1(b) and
Section 2.1(c) hereof with respect to this Agreement is hereby confirmed to be true and correct with respect to the Affiliate Agreement, if any.

         Section 3.3 Binding Obligations. The Stockholder agrees that this Agreement and the Stockholder's obligations hereunder and, if applicable, under the Affiliate Agreement shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including without limitation the Stockholder's heirs, guardians, administrators or successors.

         Section 3.4 Stop Transfer. The Stockholder agrees with, and covenants to, Parent that the Stockholder shall not request that the Company register any transfer of any certificate representing any of the Shares, if such transfer would violate any provision of this Agreement.

                                    ARTICLE 4
                                   TERMINATION

         Section 4.1 Termination. This Agreement shall terminate if the Merger Agreement is terminated in accordance with its terms other than as a result of the effectiveness of the Merger. Such termination shall not affect the rights of any party for any breach of any covenants, agreements, representations or warranties contained herein.

                                    ARTICLE 5
                                  MISCELLANEOUS

         Section 5.1 Entire Agreement; Assignment. This Agreement and the Affiliate Agreement, if applicable, executed by the Stockholder, (i) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise without the prior written consent of the other party; provided that Parent may assign, in its sole discretion, its rights and obligations hereunder and thereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement and the Affiliate Agreement, if applicable, shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives and permitted assigns.

         Section 5.2 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. The Merger Agreement may be amended in accordance with the terms thereof, and each reference herein to the Merger Agreement shall mean the Merger Agreement as amended, provided that any such amendment that changes the Conversion Number as provided in Section 1.5 of the Merger Agreement or that in any way materially adversely affects the rights of the stockholders of the Company shall have been approved in writing by the Stockholder.

         Section 5.3 Stockholder Capacity. If the Stockholder is or becomes during the term hereof a director of the Company, then the Stockholder makes no agreement or understanding herein in his or her capacity as a director. The Stockholder signs solely in his, her or its capacity as the record and beneficial owner of the Shares.

         Section 5.4 Written Notices. All written notices, requests, claims, demands and other communication hereunder shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery, to the respective parties at the following addresses:

         (a)  if to Parent, to

                  CLARCOR Inc.
                  2323 Sixth Street
                  Rockford, Illinois 61104
                  Attention:  Bruce A. Klein
                  Telephone:  815/961-5717
                  Telecopy:  815/968-5879

         with a copy (which shall not constitute notice) to:

                  David J. Boyd, Esq.
                  Sidley & Austin
                  One First National Plaza
                  Chicago, Illinois 60603
                  Telephone:  312/853-7444
                  Telecopy:  312/853-7036

         (b)  if to the Stockholder, to

                  William A. Cheney
                  9395 Old Plainfield Road
                  Apt. #9
                  Cincinnati, Ohio 45236
                  Telephone: 513/891-3820

         with a copy (which shall not constitute notice) to:

                  Jack W. Painter, Esq.
                  5820 Graves Lake Drive
                  Cincinnati, Ohio 45243
                  Telephone:  513/395-4011
                  Telecopy:  513/561-1396


or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

        Section 5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         Section 5.6 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which there would be no adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, in addition to any other remedy to which such party may be entitled, at law or in equity.

         Section 5.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

         Section 5.8 Descriptive Heading. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         Section 5.9 Further Assurances. From time to time, at Parent's reasonable request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or appropriate to consummate and make effective, in the most expeditious manner practicable, the agreements, covenants and transactions contemplated by this Agreement.

         Section 5.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         Section 5.11 Registration Rights Agreement. Prior to the closing of the Merger, the parties will enter into an agreement for registration of the shares of Parent Common Stock to be received by Stockholder in the Merger, which agreement shall provide for one demand registration at the time that Parent prepares its Annual Report on Form 10-K for the fiscal year ended November 30, 1998 and limited piggyback registration rights and which shall contain other terms and conditions customary for transactions that are similar to the Merger.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered effective for all purposes as of the date first above written.

                   CLARCOR INC.


                   By:          /s/ Lawrence E. Gloyd
                                ------------------------------------
                   Name:            Lawrence E. Gloyd
                                -------------------------------------
                   Title:       Chairman and Chief Executive Officer
                                -------------------------------------



                   STOCKHOLDER:


                   Signature:     /s/ William A. Cheney
                                  ------------------------------------------
                   Printed Name:    William A. Cheney, in his individual cap-
                                    acity and in his capacity as trustee as set
                                    forth on Exhibit A hereto

                   Address:         9395 Old Plainfield Road
                                    Apt. #9
                                    Cincinnati, Ohio 45236

                                    EXHIBIT A

                               OWNERSHIP OF SHARES
                                       BY
                                WILLIAM A. CHENEY

 (1) 750 shares of UAS common stock owned of record, and beneficially, by Mr. Cheney individually

 (2) 623,227 shares of UAS common stock owned of record by the W. A. Cheney Family Trust of which William A. Cheney is the trustee,, and owned beneficially by Mr. Cheney individually

Mr. Cheney has sole voting power and sole dispositive power of the shares identified in (1) through (2) above.

Mr. Cheney's wife also owns of record and beneficially 4,250 shares of UAS common stock, however, Mr. Cheney has previously disclaimed beneficial ownership of such 4,250 shares and does not have voting or dispositive power over such shares.